Exhibit 99.2

Crane Co.     NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
                    203-363-7352
www.craneco.com

CRANE CO. TO ACQUIRE MEI CONLUX HOLDINGS;
REAFFIRMS 2012 EPS GUIDANCE; SETS PRELIMINARY GUIDANCE FOR 2013

STAMFORD, CONNECTICUT – December 20, 2012 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it has signed an agreement to purchase 100% of the equity interests in MEI Conlux Holdings (U.S.), Inc. and its affiliate MEI Conlux Holdings (Japan), Inc. (together “MEI”) from Bain Capital and Advantage Partners. The purchase price is approximately $820 million on a cash free and debt free basis, representing 9.6 times MEI’s estimated 2012 EBITDA of $85 million. MEI, a leading provider of payment solutions for unattended transaction systems, serves customers in the transportation, gaming, retail, service payment and vending markets. Headquartered in Malvern, PA, and with sales of approximately $400 million in 2012, MEI has customers in over 100 countries and employs 820 people worldwide. From 2009 to 2012, MEI sales have grown at a 13% compound annual growth rate and EBITDA margins have increased to 21%. On a pro forma basis, the combined sales of MEI and Crane Payment Solutions will be approximately $575 million in 2012.
Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “This acquisition is consistent with our strategy of niche market leadership. MEI is an outstanding business and a leader in the payment solutions industry, with a solid product portfolio, excellent technology and sophisticated hardware and software. MEI materially strengthens our existing Payment Solutions business, which we have grown through three acquisitions beginning in 2006. Together we will be able to offer our customers a complete product suite utilizing MEI’s leadership in bill validation and Crane’s leadership in coin handling. We will have the global scale to capitalize on key growth

Exhibit 99.2

opportunities, especially in emerging markets. In addition, we will expand our capabilities to drive innovation and facilitate the integration of bills, coins and cashless payment options to better serve customers worldwide. Excluding inventory step-up and one-time transaction costs, we expect MEI to be accretive to earnings within the first year of acquisition by approximately $.25 per share, including $.05 in synergies. We expect synergies to grow to $25 million annually on a pre-tax basis, or $.30 per share in 2015.”
The purchase of MEI is contingent upon regulatory approvals and customary closing conditions. Crane Co. said that it intends to finance the acquisition through a combination of cash on hand and additional debt. Commitments are in place to cover 100% of the financing needs in order to facilitate the closing of the transaction, which is expected to be in the second quarter of 2013.
Crane’s Payment Solutions business has annual sales of $175 million with operating profit margins of approximately 14%. Crane acquired NRI, a niche European coin validation and dispensing business, in 1985 as part of the acquisition of UniDynamics Corporation. In recent years Crane has invested over $220 million to grow and broaden the payment solutions portion of its Merchandising Systems business segment. Cash Code, which specializes in niche applications for bill validation and dispensing devices, and Telequip, which provides coin dispensing equipment, were both acquired in 2006, substantially expanding the capabilities of NRI’s coin handling business. Money Controls, acquired in late 2010, produces a broad range of payment solutions for coins and bills, and further broadened the scope and scale of the business.
Until the completion of this acquisition, MEI and Crane Payment Solutions will operate independently under their existing management structures. Following the acquisition, it is anticipated that Michael Hayes, President of MEI, will become president of the combined payment solutions businesses, headquartered in Malvern, PA. Mr. Hayes will report to Max Mitchell, Executive Vice President and COO of Crane. Kurt Gallo, President of Crane Payment Solutions, will assume the Chief Operating Officer role of the combined businesses, reporting to Mr. Hayes. Kiyoaki Takeda will continue as President of MEI Conlux Holdings (Japan). Brad Ellis, President of Crane’s Vending Solutions business will continue to report directly to Max Mitchell.

Exhibit 99.2

2012 EPS and Free Cash Flow Guidance Reaffirmed
The Company continues to expect 2012 EPS to be in the lower half of the previously communicated guidance range of $3.75 - $3.85, excluding Special Items. The EPS guidance includes $0.04 associated with the first half profits from discontinued operations, but excludes the following Special Items: the gain from the previously announced sale of two businesses ($0.33 per share) and repositioning costs ($0.26 per share). The 2012 EPS guidance also assumes a $0.05 per share benefit associated with a potential retroactive application of the Research and Development tax credit still under consideration in Congress. Full year 2012 free cash flow (cash provided by operating activities less capital spending) remains in a range of $150 - $180 million.
Preliminary 2013 Guidance
The Company’s preliminary outlook for 2013 includes core sales growth (excluding acquisition and foreign exchange impacts) of between 2% and 4%, and earnings per share in a range of $4.05 to $4.20. 2013 EPS guidance also assumes the restoration of the R&D tax credit ($0.05 per share). Preliminary 2013 guidance does not include potential impacts from the pending acquisition of MEI.

Conference Call Information
Crane Co. will hold a conference call on Friday, December 21, at 8 a.m. Eastern time to provide further details about the transaction. Please refer to the Company’s website www.craneco.com to access the call and accompanying presentation slides, which will be posted on Thursday evening, December 20th.

About MEI Conlux Holdings
MEI was founded by Mars in 1969 in response to the demand for better coin recognition technology for vending machines. In 2003, MEI acquired Conlux, the Japanese leader in coin mechanisms and bill validators. MEI was acquired by Advantage Partners and Bain Capital in 2006. For additional information, please refer to www.meigroup.com.

Exhibit 99.2

About Crane Co.
Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent reports filed with the Securities and Exchange Commission.

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